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                                                                 (Exhibit 11)
                          INTERNATIONAL PAPER COMPANY
                STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
                    (In millions, except per-share amounts)

                                                       Year to Date
                                                        December 31,
                                               ----------------------------
                                                1995        1994       1993
                                               ------      -----      -----
Net earnings                                   $1,153       $ 357      $ 289

Debenture interest savings, net of taxes,
 assuming conversion of convertible
 subordinated debentures                            4           7          *
                                               ------       -----      -----
Primary net earnings                            1,157         364        289

Reduction in minority interest expense,
 net of taxes, assuming conversion of
 preferred securities of subsidiary                 7
                                                ------      -----      -----
Fully diluted net earnings                     $1,164       $ 364      $ 289
                                               ======       =====      =====

Earnings per common share                      $ 4.50       $1.43      $1.17
                                               ======       =====      =====
Primary earnings per share                     $ 4.45       $1.42      $1.17
                                               ======       =====      =====
Fully diluted earnings per share               $ 4.41       $1.42      $1.17
                                               ======       =====      =====

PRIMARY SHARES

Average shares outstanding                      256.5       249.7      246.5

Shares assumed to be repurchased using
 long-term incentive plan deferred
 compensation at average market price            (0.8)       (0.6)      (0.7)

Shares assumed to be issued upon exercise
 of stock options, net of treasury buyback
 at average market price                          1.0         0.9        0.7

Shares assumed to be issued upon conversion
 of convertible subordinated debentures           3.4         5.8          *
                                               ------       -----      -----

Primary shares                                  260.1       255.8      246.5
                                               ======       =====      =====

FULLY DILUTED SHARES

Average shares outstanding                      256.5       249.7      246.5

Shares assumed to be repurchased using
 long-term incentive plan deferred
 compensation at period-end market
 price (if higher than average
 market price)                                   (0.8)       (0.6)      (0.7)

Shares assumed to be issued upon exercise of
 stock options, net of treasury buyback
 at period-end market price (if higher
 than average market price)                       1.0         1.1        1.0

Shares assumed to be issued upon conversion
 of convertible subordinated debentures           3.4         5.8          *

Shares assumed to be issued upon
 conversion of preferred
 securities of subsidiary                         3.8
                                               ------       -----      -----
Fully diluted shares                            263.9       256.0      246.8
                                               ======       =====      =====


Note: The Company reports earnings per common share as the effect of diluted securities is less than 3%.

    * The convertible subordinated debentures were antidilutive for this period.